Exhibit 10.1

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (“Memorandum”) is made and entered into this 7th day of November, 2006, by and between Northwest Pipeline Corporation, a Delaware corporation (“Northwest” or “Transporter”) and Cascade Natural Gas Corporation (“Cascade” or “Shipper”). Transporter and Shipper are sometimes referred to individually as “Party” and collectively as the “Parties”.

RECITALS:

Transporter owns and operates an interstate natural gas transmission system subject to the jurisdiction of the Federal Energy Regulatory Commission (“FERC”);

Shipper desires to become the prearranged shipper for certain available firm transportation capacity on Transporter’s system, subject to the terms and conditions of this Memorandum;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and subject to all of the terms, conditions, and provisions herein set forth, Transporter and Shipper do hereby memorialize, their understanding as follows:

ARTICLE I
PREARRANGED TRANSACTION COMMITMENTS

1.                                       Cascade agrees to submit a prearranged offer for 30,000 Dth/d of available TF-1 capacity between the receipt and delivery points specified on Exhibit A hereto, for a primary term of 20 years beginning on the later of November 1, 2009, or the in-service date of the Jackson Prairie deliverability expansion, with standard bi-lateral evergreen rights, and subject to the discount rate provisions and other considerations set forth below. Northwest agrees to accept such prearranged offer for competitive bid under the open season process provided in Northwest’s FERC Gas Tariff for available capacity.

2.                                       The Parties agree that the prearranged TF-1 transportation agreement (the “Discounted Capacity Agreement”) will be subject to discounted reservation rates (subject to tariff revision to allow such discounts), as follows:

(i)                                     Winter periods for the term of the contract (each of November through March): Subject to Section 2 (iii) below, a daily reservation rate equal to 60% of maximum TF-1 reservation rate as it may change from time to time (i.e., equivalent to three months of maximum TF-1 rate).

(ii)                                  Summer periods (each of April through October) for the term of the contract: Subject to Section 2 (iii) below, a daily reservation rate equal to the maximum TF-I reservation rate, as it may change from time to time, multiplied by the actual load factor for aggregate use of the reserved capacity by Cascade and any replacement shippers, as provided in Rate Schedule TF-I of Northwest’s Tariff (i.e., this would be equivalent to a 100% load factor volumetric maximum rate for each dekatherm scheduled; thus, the reservation rate will he zero if no capacity is used). This discount would apply to all nominated receipt and delivery points.

(iii)                               The foregoing winter period and summer period discounts will apply only if nominations during the winter period are limited to the JP receipt point. If on any day during a winter period Cascade or any replacement shipper nominates from any other receipt point than Jackson Prairie, the maximum TF-1 reservation rate will apply for the twelve months following the last such occurrence.

3.                                       In consideration for the long-term discounts set forth in Article I, Section 2, Cascade agrees to the following terms and conditions. In the event that the prearranged transportation transaction outlined in Article 1, Section 2 is posted on Northwest Passage, pursuant to Article II, Section 2, and Cascade declines to match a higher bid, as evaluated by Northwest pursuant to Article II, Section 3, in order to obtain the subject capacity, Cascade shall not be bound by the terms and conditions listed herein.

(i)                                     Execute the amendments necessary to extend the primary term end dates for its contracts as set forth below for five years:

Contract	Type	Current Expiration	Contract Demand	Extension
100002	TF-1	4/30/2015	206,123 Dth/d	4/30/2020
100064	IF-1	3/31/08	1,078 Dth/d	3/31/2013
100134	IF-1	11/30/2010	330 Dth/d	11/30/2015
100149	TF-1	11/30/2010	75 Dth/d	11/30/2015
100150	TF-1	11/30/2010	160 Dth/d	11/30/2015
132329	TF-1	1/31/2016	5,000 Dth/d	1/31/2021
100302	TF-2	10/31/2014	16,789 Dth/d	I 0/31/2019
100304	TF-2	10/31/2014	60,000 Dth/d	10/31/2019
100401	SGS-2F	10/31/2014	16,789 Dth/d	10/31/2019
100601	LS-1	10/31/2014	60,000 Dth/d	10/31/2019

(ii)                                  Convert its LS-1 contract to an open-access LS-2F contract with a bi-lateral evergreen that can be converted to a unilateral evergreen with a five-year notice provision once the necessary tariff change is filed and approved.

(iii)                               Convert Cascade’s unilateral evergreen with a one-year notice provision to a unilateral evergreen with a five-year notice provision for all contracts listed above except Contract #100064 (subject to approval of the necessary tariff changes for the SGS-2F and TF-2 contracts) and, at Cascade’s option, convert the bilateral evergreen contract provision of Contract # 100064 to a unilateral evergreen with a five-year notice provision.

(iv)                              Support all tariff changes necessary to consummate the transactions contemplated herein.

(v)                                 Support the discount under the Discounted Capacity Agreement in all of Northwest’s rate cases (under either section 4 or section 5 of the NGA) during the term of the Discounted Capacity Agreement.

(vi)                              Not oppose any third-party long-term discounts related to the currently identified 187,000 Dths/d of available TF-1 capacity north from JP in any of Northwest’s rate cases (under either section 4 or section 5 of the NGA) during the term of the Discounted Capacity Agreement.

(vii)                           Not oppose reallocation of costs due to reduced billing determinants related to any of Cascade’s terminated TF-1 capacity in all rate cases (under either section 4 or section 5 of the NGA), including pending rate cases, during the term of the Discounted Capacity Agreement.

4.                                       Within thirty days of execution of a memorandum of understanding, Northwest agrees to pursue the tariff changes necessary to provide for a unilateral evergreen with a five years notice provision for LS-2F, SGS-2F and TF-2 service such that the conversions contemplated herein can occur. Northwest is also awaiting a final order to allow the discounts contemplated herein to occur.

5.                                       Between the date of this Memorandum and the posting referenced in Article II, Section 2 below, Northwest will not accept a bid at less than maximum rate for 30,000 Dth/d of Jackson Prairie north capacity if the resulting contract would have rights extending beyond the later of November 2009 or the in-service date of the Jackson Prairie deliverability expansion, nor will Northwest incorporate this capacity into a potential expansion project.

ARTICLE II
IMPLEMENTATION SCHEDULE AND MECHANICS

1.                                       Within 60 days of the execution of this Memorandum, Northwest will file with FERC for approval of the prerequisite tariff changes identified in Article I, Section 4.

2.                                       Within fifteen days after Northwest receives FERC approval of the Northwest’s discounted capacity tariff change, the prearranged transaction outlined herein will be posted on Northwest Passage. Such posting will constitute Cascade’s bid and automatic execution of the Discounted Capacity Agreement (which will include the on-going Cascade commitments noted in Article I, Sections 3(vi), through 3(vii) as nonconforming agreement provisions) and the associated contract term extension amendments. Additionally, Cascade will concurrently execute a facilities agreement for reimbursement of the costs of Turnwater Compressor Station modifications necessary to allow the 30,000 Dth/d under the Discounted Capacity Agreement to be delivered on a firm basis at the Bremerton/Shelton delivery point. Northwest’s execution will take place upon award to Cascade, if Cascade is the successful bidder. Unless Cascade is the successful bidder, the parties understand that the Discount Capacity Agreement, the facilities agreement and the contract extensions contemplated herein will not become effective. (Before amendments can be executed, the existing contracts must be restated using the current forms of service agreement and the LS-I contract must be converted to an LS-2F contract.)

3.                                       Along with the prearranged offer posting, Northwest will post the criteria it will use to evaluate and rank the bids. Maximum rate bids will be ranked first according to term. Discount rate bids will be ranked next by total incremental economic value of the bid represented as a percentage (capped at 100%) of the NPV of a hypothetical contract for the requested volume and term at maximum rate. All NPV calculations will be as of the first day of the month in which the open season begins, based on the existing maximum TF-1 reservation rate (currently $0.2776/Dth) and a monthly discount factor of 10.99%/12. The total incremental economic value of a bid will be calculated as follows:

(i)                                     NPV of the guaranteed reservation rate revenues for the requested capacity over the requested contract term (up to 20 years);

(ii)                                  plus the “adjusted” NPV attributable to any primary term extensions of existing maximum rate TF-1 contracts offered to provide supplemental economic value. The NPV for each such contract extension will be “adjusted” by the ratio of the length (in months) of the offered primary term extension to 120 months. For example, a 10 year primary term extension would be attributed full NPV value, while the adjusted value of 5 year and 2 year extensions would be 50% and 20% of full NPV, respectively.

4.                                       As the prearranged shipper, Cascade will have the right to match the competing bid, if any, that has the greatest economic value.

5.                                       After award of the capacity and prior to commencement of service, the executed contracts will be submitted to FERC for approval of any non-conforming provisions.

ARTICLE III
TERMINATION

1.                                       This Memorandum will terminate if Northwest receives a competing bid for higher value than Cascade’s prearranged bid and Cascade elects not to match such higher bid.

2.                                       This Memorandum will terminate if the prerequisite tariff changes contemplated herein (Article 1, Section 4) are not approved by the FERC.

3.                                       This Memorandum will terminate upon Northwest’s execution of the Discounted Capacity Agreement and associated contract term extension amendments

ARTICLE IV
NO THIRD PARTY BENEFICIARIES

This Memorandum will not create any rights in any third parties, and no provision will be construed as creating any obligations for the benefit of, or right in favor of, any person or entity other than Transporter and Shipper.

ARTICLE V
NOTIFICATIONS AND COMMUNICATIONS

Except as otherwise provided herein, any notice contemplated or required by this Memorandum will be in writing, and will be considered duly delivered when sent by registered or certified mail, or by facsimile, to the appropriate Party at the appropriate address or phone number, as applicable, set forth below, or at such other address or phone number as a Party may from time to time designate by express written notice.

Northwest Pipeline Corporation
295 Chipeta Way
Salt Lake City, UT 84108
Fax No.: (801) 584-7076
Attn: Ed Brewer and Jane Harrison

Cascade Natural Gas Corporation
P.O. Box 24464
Seattle, WA 98124
Fax No: (206) 654-4039
Attn: Jon T. Stoltz

ARTICLE VI
ENTIRE AGREEMENT

This Memorandum contains the entire agreement between Transporter and Shipper with respect to the subject matter hereof, and supersedes any and all prior agreements, understandings and commitments, whether oral or written, concerning the subject matter hereof. No amendments to or modifications of this Memorandum will be effective unless agreed upon in a written instrument executed by Transporter and Shipper, which expressly refers to this Memorandum.

ARTICLE VII
GOVERNING LAW AND DISPUTE RESOLUTION

1.                                       The construction, interpretation, and enforcement of this Memorandum will be governed by the laws of the State of Utah, notwithstanding any conflict of law rule, which would refer any matter to the laws of another jurisdiction.

2.                                       In the event of any dispute arising out of or relating to this Memorandum which the Parties have been unable to settle within ten (10) days after the dispute arose, then either Party may refer the dispute to a meeting of senior management, in which case each Party shall nominate a senior officer of its management to meet at a mutually agreed time and place not later than thirty (30) days after the dispute arose to attempt to resolve the dispute. If a resolution is not reached within sixty (60) days after the meeting of senior officers, then either Party may refer the dispute to mediation. The parties will mutually select a mediator, provided that if the parties cannot mutually agree to a mediator, the mediator shall be the Director of FERC’s Office of Dispute Resolution Services or successor position to the extent it is willing to serve in that capacity.

ARTICLE VIII
COUNTERPARTS

This Memorandum may be executed in one or more counterparts (delivery of which may be made by facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same.

IN WITNESS WHEREOF, the Parties hereto have caused this Memorandum to be duly executed as of the day and year first above written.

NORTHWEST PIPELINE CORPORATION
By:

/s/ Allison G. Bridges

Allison G. Bridges
Vice President Commercial Operations

CASCADE NATURAL GAS CORPORATION
By:

/s/ Jon T. Stoltz

Jon T. Stoltz
Senor Vice President, Regulatory & Gas Supply

EXHIBIT A

TO

MEMORANDUM OF UNDERSTANDING
Dated October 23, 2006

Contract Demand:	30,000 Dth/d

Primary Receipt Point Maximum Daily Quantity (Dth/d):
Jackson Prairie	30,000 Dth/d

Primary Delivery Point(s) Maximum Daily Delivery Obligation (Dth/d):
Bremerton/Shelton Delivery Point	30,000 Dth/d